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                       February 23, 2023

       David Dunbar
       President/Chief Executive Officer
       Standex International Corporation
       23 Keewaydin Drive
       Salem, New Hampshire 03079

                                                        Re: Standex
International Corporation
                                                            Form 10-K for the
Fiscal Year ended June 30, 2022
                                                            Filed August 5,
2022
                                                            File No. 001-07233

       Dear David Dunbar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation